CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights,” “Independent Registered Public Accounting Firm,” “Disclosure of Portfolio Holdings,” “Shareholder Reports,” and “Independent Registered Public Accounting Firm and Legal Counsel” in the Registration Statement (Form N-1A) and the related Prospectus and Statement of Additional Information of Nicholas Equity Income Fund, Inc., and to the incorporation by reference therein of our report dated May 28, 2008, with respect to the financial statements of Nicholas Equity Income Fund, Inc. filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 29 to the Registration Statement under the Securities Act of 1933 (File No. 033-69804).

/s/ ERNST & YOUNG LLP

Chicago, Illinois July 25, 2008